Exhibit 99.1

iPayment Announces Results for 2010

NASHVILLE, Tenn.--(BUSINESS WIRE)--March 21, 2011--iPayment, Inc. (“iPayment”) today announced financial results for the year ended December 31, 2010. Revenues were $699,174,000 for 2010, down from $717,928,000 for 2009, largely due to the deconsolidation of a joint venture after the sale of its equity interest in the fourth quarter of 2009. Revenues, net of interchange, declined to $318,597,000 for 2010 compared with $320,398,000 for 2009. Net income was $22,828,000 for 2010 compared to $11,740,000 for 2009. The Company filed its Annual Report on Form 10-K for 2010 with the Securities and Exchange Commission today.

Management will hold a conference call Thursday, March 24, 2011 at 10:00 a.m. (Eastern Time) to discuss its 2010 results. Participants should dial 913-312-1517 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on Thursday, March 24, 2011 and continue through April 1, 2011, by dialing 719-457-0820 and entering Confirmation Code 5635575.

The live broadcast of iPayment’s quarterly conference call will be available online at www.ipaymentinc.com or http://www.videonewswire.com/event.asp?id=77715 on Thursday, March 24, 2011 beginning at 10:00 a.m. (Eastern Time). The online replay will be available at approximately 1:00 p.m. (Eastern Time) and continue for one week.

Information in this press release may contain “forward-looking statements” about iPayment, Inc. These statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company’s current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing the Company’s indebtedness; actions taken by its bank sponsors; migration of merchant portfolios to new bank sponsors; the Company’s reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company’s competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company’s filings with the U.S. Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K for 2009 and its Form 10-Q for the three and nine months ended September 30, 2010. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

iPayment, Inc. is a provider of credit and debit card-based payment processing services to approximately 130,000 small merchants across the United States. iPayment’s payment processing services enable merchants to process both traditional card-present, or “swipe,” transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.

CONTACT:
iPayment, Inc.
Mark Monaco, 615-665-1858, Ext. 115
Chief Financial Officer